MISTRAS Group Mourns the Passing of Founder & Chairman Emeritus Dr. Sotirios J. Vahaviolos

PRINCETON JUNCTION, N.J., February 6, 2025 (GLOBENEWSWIRE) – The Board of Directors of MISTRAS Group, Inc. (NYSE: MG) is deeply saddened to announce the passing of Dr. Sotirios J. Vahaviolos, the company’s Founder, Chairman Emeritus, and Board Director, on Thursday, February 6, 2025.
A visionary leader and pioneer in the field of non-destructive testing (NDT) and acoustic emission (AE), Dr. Vahaviolos founded MISTRAS (originally Physical Acoustics Corporation) in 1978 and dedicated over four decades to building it into a global leader in testing, inspection, and asset protection solutions. His expertise, leadership, and commitment to excellence were instrumental in shaping the company’s strategic direction and fostering a culture of innovation that remains at the core of MISTRAS today.
“On behalf of the entire MISTRAS family, I want to express our profound appreciation for the immeasurable contributions Dr. Vahaviolos has made to our company, our shareholders, and the communities we serve,” said Manny Stamatakis, Executive Chairman of the Board of Directors. “He built a diversified enterprise that now provides jobs to over 5,000 employees across the U.S., Canada, and several other countries. He was a man of honor and integrity, and he will be deeply missed.”
Dr. Vahaviolos and the Board of Directors took careful measures over the years to ensure a seamless transition and continuity of leadership. MISTRAS will continue to operate as planned, with no changes to the company’s management or strategic direction.
Prior to founding MISTRAS, Dr. Vahaviolos was a scientist and manager at AT&T Bell Laboratories, where he honed his expertise in electrical engineering and advanced NDT technologies. A distinguished academic, he earned a B.S. in Electrical Engineering (graduating first in his class) from Fairleigh Dickinson University, followed by an M.S., M.Phil., and Ph.D. in Electrical Engineering from Columbia University School of Engineering.
Throughout his career, Dr. Vahaviolos was recognized as a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), the American Society of Nondestructive Testing (ASNT), and the Acoustic Emission Working Group (AEWG). He also served as ASNT’s President (1992-1993) and Chairman (1993-1994) and received Gold Medals from ASNT (2001) and AEWG (2005) in recognition of his contributions to the field, in addition to several other accolades from various respected industry and scientific organizations.
Beyond his professional accolades, Dr. Vahaviolos was one of the six founders of NDT Academia International in 2008, further demonstrating his dedication to advancing nondestructive testing worldwide.
The MISTRAS family will be honoring Dr. Vahaviolos' life and legacy in the days ahead. In the meantime, our thoughts and prayers are with his wife, family, and many friends during this difficult time.
About MISTRAS Group, Inc. - One Source for Asset Protection Solutions
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, strong commitment to Environmental, Social, and Governance (ESG) initiatives, and a decades-long legacy of industry leadership, MISTRAS leads clients in oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving operational and environmental excellence. By supporting these organizations that help fuel our vehicles and power our society, inspecting components that are trusted for commercial, defense, and spacecraft; building real-time monitoring equipment to enable safe travel across bridges; and helping to propel sustainability, MISTRAS helps the world at large.
MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.
For more information about how MISTRAS helps protect civilization’s critical infrastructure and the environment, visit https://www.mistrasgroup.com/.
Contact:
Nestor S. Makarigakis
Group Vice President, Marketing and Communications
MISTRAS Group, Inc.
marcom@mistrasgroup.com
+1 (609) 716-4000